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                                                                      Exhibit 11

               NATIONAL SERVICE INDUSTRIES, INC. AND SUBSIDIARIES

              COMPUTATIONS OF NET INCOME PER SHARE OF COMMON STOCK
                     (In thousands, except per-share data)



                                      THREE MONTHS ENDED      NINE MONTHS ENDED
                                             MAY 31                 MAY 31
                                         1996      1995        1996       1995


Primary:

  Weighted Average Number of Shares
    (determined on a monthly basis)..   48,059      48,382    48,240     48,813

  Net Income ........................ $ 27,677    $ 25,627  $ 70,196   $ 64,319

  Primary Earnings per Share ........ $    .58    $    .53  $   1.46   $   1.32


Fully Diluted:

  Weighted Average Number of Shares
    Outstanding .....................   48,059      48,382    48,240     48,813

  Additional Shares Assuming Exercise
    of Options:
      Options exercised .............    1,293       1,031     1,293      1,037
      Treasury stock purchased
        with proceeds ...............     (919)       (874)     (919)      (878)

  Average Common Shares Outstanding
     (as adjusted) ..................   48,433      48,539    48,614     48,972

  Net Income ........................ $ 27,677    $ 25,627  $ 70,196   $ 64,319

  Fully Diluted Earnings per Share .. $    .57    $    .53  $   1.44   $   1.31